Exhibit 11.1

CONSENT OF INDEPENDENT AUDITORS

To the Member of

286 Lenox Partners LLC

We hereby consent to the use in this Annual Report on Form 1-K of our report dated April 25, 2022, relating to the financial statements of 286 Lenox Partners LLC as of December 31, 2021 and for the period from July 9, 2021 to December 31, 2021, which appears in such Annual Report.

Tysons, Virginia

April 29, 2022

Baker Tilly US, LLP trading as Baker Tilly is a member of the global network of Baker Tilly International Ltd., the members of which are separate and independent legal entities.